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                                                                   Exhibit 8.2


                                August 18, 1999

Wyckoff Chemical Company, Inc.
1421 Kalamazoo Street
South Haven, Michigan 49090

Ladies and Gentlemen:

     This opinion is being delivered to you pursuant to the Agreement and Plan of Reorganization (the "Agreement"), dated as of July 14, 1999, among Catalytica, Inc., a Delaware corporation ("Catalytica"), Pilot Acquisition Corporation, a Michigan corporation and a direct, wholly-owned subsidiary of Catalytica ("Merger Sub"), and Wyckoff Chemical Company, Inc., a Michigan corporation ("Wyckoff"). Pursuant to the Agreement, Merger Sub will merge with and into Wyckoff (the "Merger"), and Wyckoff will become a wholly-owned subsidiary of Catalytica. Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as counsel to Wyckoff in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the Agreement and the following assumptions:

     1. Pursuant to the Merger, Merger Sub will merge with and into Wyckoff, and Wyckoff will acquire all of the assets and liabilities of Merger Sub and retain all of its assets and liabilities. Specifically, the assets transferred to Wyckoff pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Wyckoff immediately prior to the Merger will continue to be held by Wyckoff immediately after the Merger. For the purpose of determining the percentage of Wyckoff's and Merger Sub's net and gross assets held by Wyckoff or Merger Sub, as the case may be, immediately following the Merger, the following assets will be treated as property held by Wyckoff immediately prior but not subsequent to the Merger: (a) assets disposed of by Wyckoff or Merger Sub (other than assets transferred from Merger Sub to Wyckoff in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by Wyckoff, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time of the Merger and
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Wyckoff Chemical Company, Inc.
August 18, 1999
Page 2
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beginning with the commencement of negotiations (whether formal or informal)
with Catalytica regarding the Merger (the "Pre-Merger Period")), (b) assets used by Wyckoff or Merger Sub to pay shareholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger and (c) assets used to make distribution, redemption or other payments in respect of stock of Wyckoff or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

     2. Other than in the ordinary course of business or pursuant to its obligations under the Agreement, Wyckoff has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger or during the Pre-Merger Period;

     3. Wyckoff's and Catalytica's principal reasons for participating in the Merger are bona fide business purposes unrelated to taxes;

     4. At the Effective Time of the Merger, Wyckoff will have no outstanding equity interests other than those disclosed in Section 2.3 of the Agreement. At the Effective Time of the Merger, except as specified in the Agreement, Wyckoff will have no outstanding warrants, options, or convertible securities or any other type of right outstanding pursuant to which any person could acquire shares of Wyckoff capital stock or any other equity interest in Wyckoff that, if exercised, could affect Catalytica's acquisition or retention of "Control" of Wyckoff. Prior to the Merger, Catalytica will be in "Control" of Merger Sub.
As used in this letter, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

     5. In the Merger, shares of stock of Wyckoff representing "Control" of Wyckoff will be exchanged solely for shares of Catalytica Common Stock, which is voting stock. At the Effective Time of the Merger, there will exist no rights to acquire Wyckoff capital stock or to vote (or restrict or otherwise control the vote of) shares of stock of Wyckoff which, if exercised, would affect Catalytica's acquisition and retention of Control of Wyckoff. For purposes of this paragraph, shares of the stock of Wyckoff exchanged in the Merger for cash and other property (including, without limitation, cash paid to shareholders of Wyckoff perfecting dissenters' rights, if any, or in lieu of fractional shares of Catalytica Common Stock) will be treated as shares of stock of Wyckoff outstanding on the date of the Merger but not exchanged for shares of Catalytica Common Stock;
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Wyckoff Chemical Company, Inc.
August 18, 1999
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     6.   The total fair market value of all consideration other than shares of
Catalytica Common Stock received by shareholders of Wyckoff in the Merger (including, without limitation, cash paid to Wyckoff shareholders perfecting dissenters' rights or in lieu of fractional shares of Catalytica Common Stock) will be less than ten percent (10%) of the aggregate fair market value of shares of stock of Wyckoff outstanding immediately prior to the Merger;


     7. Merger Sub was formed solely for the purpose of effecting the Merger and has conducted no business or other activities except in connection with the Merger;

     8. Catalytica has no plan or intention to cause Wyckoff to issue additional shares of stock after the Merger, or take any other action, that would result in Catalytica losing Control of Wyckoff;

     9. Catalytica has no plan or intention to reacquire any of its stock issued pursuant to the Merger other than potentially the shares held in escrow or stock acquired from terminated employees;

     10. Except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulation Section 1.368-2(k)(2), Catalytica has no plan or intention to (a) liquidate Wyckoff; (b) merge Wyckoff with or into another corporation including Catalytica or its affiliates; or (c) sell, distribute or otherwise dispose of stock of Wyckoff, or cause Wyckoff to sell or otherwise dispose of any of its assets or of any assets acquired from Merger Sub except for dispositions made in the ordinary course of business or to pay expenses incurred by Wyckoff pursuant to the Merger;

     11. In the Merger, Merger Sub will have no liabilities assumed by Wyckoff and will not transfer to Wyckoff any assets subject to liabilities, except to the extent incurred in connection with the transactions contemplated by the Agreement;

     12. Catalytica will cause Wyckoff either to continue its historic business or use a significant portion of its historic business assets in a business. For purposes of this assumption, Catalytica will be deemed to satisfy this requirement if (a) the members of Catalytica's qualified group (as defined in Treas. Reg. Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of Wyckoff or use a significant portion of Wyckoff's historic business assets in a business, or (b) the foregoing activities are undertaken by a partnership in which (i) the members of Catalytica's qualified group, in the aggregate, own at least a thirty-three and one-third percent (33 1/3%) interest, or (ii) a member of the qualified group has active and substantial management functions as a partner with respect to the partnership business and the members of the qualified group, in the aggregate, own at least a twenty percent (20%) interest;

     13. The liabilities of Wyckoff have been incurred by Wyckoff in the ordinary course of its business;
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Wyckoff Chemical Company, Inc.
August 18, 1999
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     14.   The fair market value of Wyckoff's assets will, on the Effective Time of the Merger, exceed the aggregate liabilities of Wyckoff plus the amount of liabilities, if any, to which such assets are subject;

     15. Catalytica does not own, nor has it or any of its affiliates owned during the past five (5) years, directly or indirectly, any shares of stock of Wyckoff or rights to acquire such stock;

     16. Following the Merger, Catalytica will comply with the record keeping and information filing requirements of Treas. Reg. 1.368-3;

     17. Neither Wyckoff, Catalytica nor Catalytica, is nor will be on the Effective Time of the Merger, an "investment company" within the meaning of
Section 368(a)(2)(F)(iii) and (iv) of the Code;

     18. Neither Wyckoff, Sub nor Catalytica is, nor will be on the Effective Time of the Merger, under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

     19. Neither Catalytica nor Wyckoff, and persons related to Catalytica or Wyckoff, within the meaning of Treas. Reg. Section 1.368-1(e)(3), have redeemed, purchased or otherwise acquired ("Purchased") other than in exchange for Catalytica Common Stock or Wyckoff Common Stock, an amount of Wyckoff Common Stock, and Wyckoff has not made any extraordinary distributions with respect to its common stock, prior to and in connection with the Merger, that would, in the aggregate, reduce the value of all of the outstanding Wyckoff Common Stock immediately prior to the Merger, after giving effect to such Purchases and extraordinary distributions (the "Continuing Proprietary Interest"), to a value of less than fifty percent (50%) of the value of all of the outstanding Wyckoff Common Stock immediately prior to the Merger determined without regard to such Purchases and extraordinary distributions. For purposes of this assumption, Wyckoff Common Stock treated as part of the Continuing Proprietary Interest will not include shares of Wyckoff Common Stock that will be (a) exchanged in the Merger for consideration other than Catalytica Common Stock, including Wyckoff Common Stock surrendered for cash or other property by dissenters, or (b) deemed exchanged for a fractional share of Catalytica Common Stock which is redeemed by Catalytica. In addition, for purposes of this assumption, extraordinary distributions will not include periodic dividends that are consistent with Wyckoff's historic dividend practices, and repurchases in the ordinary course of business of unvested shares by Wyckoff, if any, acquired from Wyckoff terminating employees will be disregarded;

     20. The payment of cash in lieu of fractional shares of Catalytica Common Stock is solely for the purpose of avoiding the expense and inconvenience to Catalytica of issuing fractional shares of Catalytica Common Stock and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to shareholders of Wyckoff instead of
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Wyckoff Chemical Company, Inc.
August 18, 1999
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issuing fractional Catalytica Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the shareholders of Wyckoff in exchange for their shares of Wyckoff. The fractional share interests of each shareholder of Wyckoff will be aggregated, and no shareholder of Wyckoff will receive cash in an amount equal to or greater than the value of one share of Catalytica Common Stock;

     21. Except with respect to (a) payments of cash to shareholders of Wyckoff in lieu of fractional shares of Catalytica Common Stock, and (b) payments of cash, if any, to shareholders of Wyckoff perfecting dissenters' rights, one hundred percent (100%) of the shares of stock of Wyckoff outstanding immediately prior to the Merger will be exchanged solely for shares of Catalytica Common Stock. Thus, except as set forth in the preceding sentence, Wyckoff intends that no consideration be paid or received (directly or indirectly, actually or constructively) for shares of stock of Wyckoff other than shares of Catalytica Common Stock;

     22. The fair market value of the shares of Catalytica Common Stock received by each shareholder of Wyckoff will be approximately equal to the fair market value of the shares of stock of Wyckoff surrendered in exchange therefor and the aggregate consideration received by shareholders of Wyckoff in exchange for their shares of stock of Wyckoff will be approximately equal to the fair market value of all of the outstanding shares of stock of Wyckoff immediately prior to the Merger;

     23. Each of Merger Sub, Catalytica and Wyckoff and each shareholder of Wyckoff will each pay separately his, her or its own expenses relating to the Merger;

     24. There is no intercorporate indebtedness existing between Catalytica and Wyckoff or between Merger Sub and Wyckoff that was issued, acquired, or will be settled at a discount as a result of the Merger; Catalytica will assume no liabilities of Wyckoff or any shareholder of Wyckoff in connection with the Merger;

     25. The terms of the Agreement and the other agreements relating thereto are the product of arm's length negotiations;

     26. None of the compensation received by any shareholder-employees of Wyckoff will be separate consideration for, or allocable to, any of their shares of stock of Wyckoff; none of the shares of Catalytica Common Stock received by any shareholder-employees of Wyckoff will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employees of Wyckoff will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

     27. With respect to each instance, if any, in which shares of stock of Wyckoff have been purchased by a stockholder of Catalytica (a "Stockholder") during the Pre-Merger Period (a "Stock
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Wyckoff Chemical Company, Inc.
August 18, 1999
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Purchase"): (a) the Stock Purchase was made by such Stockholder on its own behalf, rather than as a representative, or for the benefit, of Catalytica, (b) the Stock Purchase was entered into solely to satisfy the separate interests of such Stockholder and the seller, and (c) the purchase price paid by such Stockholder pursuant to the Stock Purchase was the product of arm's length negotiations; and (iv) the Stock Purchase was not a formal or informal condition to consummation of the Merger.

     In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     1. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     2. All representations, warranties and statements made or agreed to by Catalytica, Merger Sub and Wyckoff, their management, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including the exhibits thereto) are true and accurate at all relevant times;

     3. All covenants contained in the Agreement (including exhibits thereto) are performed without waiver or breach of any material provision thereof;

     4. The Merger will be reported by Catalytica and Wyckoff on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

     5. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof), then for federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a) of the Code.

     This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.
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Wyckoff Chemical Company, Inc.
August 18, 1999
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     No opinion is expressed as to any transaction other than the Merger as described in the Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

     This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion is rendered for the purposes of Item 21 of Form S-4 and Item 601 of Regulation S-K, may be relied upon only by you and the Commission and may not be used, quoted or referred to or filed for any other purpose without our prior written permission.

                                          Very truly yours,

                                          WARNER NORCROSS & JUDD LLP


                                          By____________________________________
                                             Stephen R. Kretschman, a Partner